Exhibit 99.1

NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES

FISCAL YEAR 2012 THIRD QUARTER AND FIRST NINE MONTHS RESULTS

GREEN BAY, WI (August 8, 2012)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading North American provider of contract converting, printing, laminating and business imaging products, today announced that fiscal year 2012 third quarter sales were $28,528,000, up 2% from 2011 third quarter sales. For the first nine months of fiscal 2012, sales were $78,344,000, compared to $80,758,000 for the first nine months of fiscal 2011, a decrease of 3%.

Net income per diluted share for the third quarter of fiscal 2012 was $0.15 per share compared to a net loss of $0.02 per diluted share for the third quarter of fiscal 2011. For the first nine months of fiscal 2012, net loss per diluted share was $0.11 per share compared to a net loss per diluted share of $0.03 for the first nine months of fiscal 2011.

In commenting on the results for the third quarter of fiscal 2012, Jim Robinson, Tufco’s President and CEO said, “At Green Bay, increased sales volume and operational cost reductions contributed to improved operating profit. The Newton Business Imaging segment generated improved gross profit due to reduced manufacturing costs.”

“We continue our commitment to growing sales volume, improving product sales mix and reducing operational costs,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2012 results in comparison to fiscal 2011 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the slow economic recovery from the continued economic downturn, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, the ability of management to successfully reduce operating expenses, the Company’s ability to increase sales and earnings as a result of new projects and services, the Company’s ability to successfully install new equipment on a timely basis and to improve productivity through equipment upgrades, the Company’s ability to continue to produce new products, the Company’s ability to comply with the financial covenants in its credit facility, the Company’s ability to extend or refinance its credit facility upon expiration, the Company’s ability to sustain profitable operations, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 338-2711 (Fax)

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Amounts in 000’s)

	June 30,	September 30,
	2012	2011
ASSETS
Cash	$5	$8
Accounts Receivable – Net	14,861	15,363
Inventories – Net	16,804	14,200
Other Current Assets	713	1,335

Total Current Assets	32,383	30,906

Property, Plant and Equipment – Net	16,377	17,027
Goodwill – Net	7,212	7,212
Other Assets	128	136

Total	$56,100	$55,281

LIABILITIES AND STOCKHOLDERS’ EQUITY

Revolving Line of Credit	$7,086	$6,449
Current Portion of Note Payable	270	259
Accounts Payable	9,953	8,968
Accrued Liabilities	596	572
Other Current Liabilities	546	470

Total Current Liabilities	18,451	16,718

Long-Term Debt	564	768
Deferred Income Taxes	1,800	2,085

Common Stock and Paid-in Capital	25,629	25,596
Retained Earnings	11,813	12,271
Treasury Stock	(2,157)	(2,157)

Total Stockholders’ Equity	35,285	35,710

Total	$56,100	$55,281

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

(Amounts in 000’s except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Sales	$28,528	$27,986	$78,344	$80,758

Cost of Sales	25,955	26,592	74,613	76,536

Gross Profit	2,573	1,394	3,731	4,222

SG&A Expense	1,472	1,436	4,264	4,265

Operating Income (Loss)	1,101	(42)	(533)	(43)

Interest Expense	69	66	206	198
Interest Income and Other Income	—	(1)	(8)	(49)

Income (Loss) Before Income Taxes	1,032	(107)	(731)	(192)

Income Tax Expense (Benefit)	385	(40)	(273)	(72)

Net Income (Loss)	$647	$(67)	$(458)	$(120)

Net Income (Loss) Per Share:
Basic	$0.15	$(0.02)	$(0.11)	$(0.03)
Diluted	$0.15	$(0.02)	$(0.11)	$(0.03)

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947	4,308,947	4,308,947
Diluted	4,309,721	4,308,947	4,308,947	4,308,947